Exhibit 22.1
Guarantor Subsidiaries of Westinghouse Air Brake Technologies
The obligations under the Company's US Notes, the Senior Credit Facility, and 364 Day Facility have been fully and unconditionally guaranteed by certain of the Company's U.S. subsidiaries. Each guarantor is 100% owned by the parent company, with the exception of GE Transportation, a Wabtec Company, which has 15,000 shares outstanding of Class A Non-Voting Preferred Stock held by General Electric Company. The Euro Notes are issued by Wabtec Netherlands and are fully and unconditionally guaranteed by the Company.

As of September 30, 2021:

The US Notes and Senior Credit Facility
Issuer:    Westinghouse Air Brake Technologies Corporation
Guarantors:    GE Transportation, a Wabtec Company
RFPC Holding Corp.
Schaefer Equipment, Inc.
Standard Car Truck Company
Transportation IP Holdings, LLC
Transportation Systems Services Operations Inc.
Wabtec Holding Corp.
Wabtec Railway Electronics Holdings, LLC
Wabtec Transportation Systems, LLC
Workhorse Rail, LLC

The Euro Notes
Issuer:        Wabtec Transportation Netherlands B.V.
Guarantor:    Westinghouse Air Brake Technologies Corporation